Exhibit 5.1
June 25, 2020

AgroFresh Solutions, Inc.
One Washington Square
510-530 Walnut Street, Suite 1350
Philadelphia, PA 19106

Re: Offering of Common Stock

Ladies and Gentlemen:
We have acted as counsel to AgroFresh Solutions, Inc.., a Delaware corporation (the “Company”), and have been requested to render this opinion letter in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-229002), as filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “Commission”) on February 11, 2019 (the “Registration Statement”), of the offering and sale by the Company of up to $30,000,000 maximum aggregate offering price of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), pursuant to the ATM Sales Agreement, dated June 25, 2020 (the “Sales Agreement”), between the Company and Virtu Americas LLC, as sales agent. This opinion letter is being delivered at your request in connection with the filing by the Company with the Commission of a Current Report on Form 8-K on the date hereof (the “8-K”), and supplements our opinion, dated December 21, 2018, previously filed as Exhibit 5.1 to the Registration Statement.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) (collectively, “DGCL”).
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Sales Agreement, will be validly issued, fully paid and non-assessable.
The opinion expressed above is limited to the DGCL and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the 8-K, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,

/S/ Greenberg Traurig, LLP

Greenberg Traurig, LLP